RUTGERS

RESEARCH AGREEMENT

This Research Agreement ("Agreement") is entered into to be effective as of March 1, 2022 (the "Effective Date") by and between Rutgers, The State University, an instrumentality of the State of New Jersey, having its principal research administration offices at 33 Knightsbridge, 2nd Floor East, Piscataway, New Jersey 08854 U.S.A. (hereinafter "RUTGERS") and Atelier Meats Corp., a corporation organized under the laws of the Province of British Columbia, Canada, having a business office at 666 Burrard Street, Suite 500, Vancouver, British Columbia, V6C 3P6, CANADA (hereinafter "SPONSOR").

WHEREAS, SPONSOR wishes to fund certain research at RUTGERS which is of interest and benefit to RUTGERS and SPONSOR, and will further the instructional and research objectives of RUTGERS and the public interest in a manner consistent with its status as a non-profit, tax-exempt, public, educational institution, and may derive benefits for both SPONSOR and RUTGERS by advancing knowledge through discovery and by creating new technologies through invention;

NOW THEREFORE, for valuable consideration and intending to be legally bound by the terms, conditions and covenants hereinafter set forth, the parties agree as set forth below.

ARTICLE I
SCOPE OF WORK

1.1 **Scope of Work**. RUTGERS Principal Investigators for the research described in Exhibit A 'Scope of Work', attached hereto, to be conducted during the Period of Performance (defined below) shown in Section 1.2 of this Agreement (hereinafter "Research") are Yong Mao, Ph.D. and Joseph Freeman, Ph.D (hereinafter "Principal Investigators") but there may be other investigators for the Research, which shall be agreed to mutually between RUTGERS And SPONSOR in writing. The Principal Investigators shall be responsible for the direction of the Research and shall conduct the Research in accordance with the terms of this Agreement, including Exhibit A 'Scope of Work'.

1.2 **Period of Performance**. Research under this Agreement will be performed from **March 1, 2022** to February 28, 2025 ("Period of Performance").

1.3 **Technical Representative.** SPONSOR shall appoint a technical or scientific representative (hereinafter "Technical Representative") who initially will be Mohit Bhatia, Ph.D., Chief Science Officer of the SPONSOR, or such other representative as SPONSOR may subsequently designate in writing.

1.4 Communication. During the Period of Performance of this Agreement, SPONSOR's Technical Representative may have reasonable access to discuss the Research informally with Principal Investigators. Access to work performed in RUTGERS laboratories and at other RUTGERS' premises in the course of the Research will be entirely under the control of RUTGERS personnel; SPONSOR's Technical Representative and designated representatives are permitted to visit such laboratories and premises only during usual hours of operation as is mutually agreeable, and subject to RUTGERS' then-current facility and campus access policies.

1.5 Technical Reports. The Principal Investigators will be required to provide monthly update by electronic means (i.e. a formal PowerPoint file) accompanied by oral (physical or online web based) presentations to the SPONSOR. The monthly written report shall include but not be limited to updates and inquiries, if any, of outstanding issues that may have arisen in the previous month. The Principal Investigators will be required to provide a quarterly written report which shall include but not be limited to updates and inquires, if any, of outstanding issues that may have arisen in the previous quarter. Within sixty (60) days after the expiration of this Agreement, the Principal Investigators shall submit a comprehensive final written report and electronic presentation to SPONSOR.

ARTICLE 2
BUDGET

This is a firm fixed price agreement and the amount payable by SPONSOR to RUTGERS for the cost of Research is USD $3,096,603.00 **("Total Fee")**. Payment of the Total Fee may be made in quarterly installments pursuant to the installment invoice schedule, below, and RUTGERS shall invoice SPONSOR on a quarterly basis and these invoices shall be sent to SPONOR via email to **rahim@triumphadvisors.ca**, pursuant to the schedule below:

	Date of Invoice	Amount Invoiced
1	On or about the date the Agreement has been fully executed	$258,050.25
2	September 1, 2022	$258,050.25
3	December 1, 2022	$258,050.25
4	March 1, 2023	$258,050.25
5	June 1, 2023	$258,050.25
6	September 1, 2023	$258,050.25
7	December 1, 2023	$258,050.25
8	March 1, 2024	$258,050.25
9	June 1, 2024	$258,050.25
10	September 1, 2024	$258,050.25
11	December 1, 2024	$258,050.25
12*	March 1, 2025	$258,050.25
	TOTAL FEE	**$3,096,603.00**

*Installment #12 will be invoiced and paid after RUTGERS delivery of the final project report to SPONSOR.

For the avoidance of doubt, if SPONSOR is more than thirty (30) days overdue in payments due under this Agreement, then SPONSOR is in material breach of this Agreement. If SPONSOR is in material breach of this Agreement, then, without further or separate notice to SPONSOR, RUTGERS may stop all work under this Agreement until the breach is fully cured and SPONSOR has demonstrated to RUTGERS satisfaction, acting reasonably, of the willingness and ability to comply with the payment provisions of this Agreement. The parties agree and acknowledge that any such work stoppage by RUTGERS pursuant to this aforementioned non-payment by SPONSOR, shall not constitute a breach of RUTGERS' obligations to perform pursuant to the terms of this Agreement.

ARTICLE 3
PUBLICATION

Publication of research is one of the primary missions of RUTGERS. SPONSOR agrees that the Principal Investigators shall be permitted to present at symposia, national or regional professional meetings, to copyright and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Research with prior written notice provided to SPONSOR. In order to permit SPONSOR an opportunity to determine if patentable inventions will thereby be disclosed, the Principal Investigators will provide SPONSOR with copies of articles/presentations, written by research personnel reporting on the Research prior to submission for publication/presentation. If SPONSOR wishes to request that the publication be delayed so that a patent application may be filed on an invention disclosed in such publication, SPONSOR shall so notify the Principal Investigators and RUTGERS in writing within thirty (30) days of receipt of the proposed publication from RUTGERS. SPONSOR shall then have sixty (60) days following such delivery of a said notice to Principal Investigators and RUTGERS to prepare and submit its patent application(s) and RUTGERS agrees to delay and/or postpone dissemination of Research information related to and/or revelatory of the patent application until such time as SPONSOR has submitted such patent application(s), acting reasonably.

ARTICLE 4
CONFIDENTIALITY

Confidential or proprietary information shall mean any and all knowledge, know-how, processes or other information disclosed to one party by the other party which the disclosing party considers confidential and which the disclosing party identifies in writing as confidential (hereinafter "Confidential Information"); notwithstanding the foregoing, information related to the Research that is disclosed by one party to the other party shall be treated as Confidential Information hereunder if a reasonable person, similarly situated to the receiving party, receiving such information in the context of the Research hereunder would reasonably understand by the nature, content and manner of disclosure of such information by the disclosing party that such information is confidential or proprietary to the disclosing party, even if an express written identification of such information's confidential nature is imperfect or missing. All Confidential Information belonging to one party and given to the other under this Agreement shall be used only for the purposes given and shall be held in confidence by the receiving party for five (5) years after expiration of this Agreement so long as such information (i) remains unpublished or not publicly disseminated by the giving party or does not

otherwise become generally available in the public domain, (ii) is not lawfully received by the receiving party from a third party with the legal authority to publicly disclose it, (iii) is not independently developed by the receiving party without the benefit of such information, or (iv) is not required by law to be disclosed.

ARTICLE 5
INTELLECTUAL PROPERTY

5.1 **Background Intellectual Property.** All rights and title in and to any and all pre-existing inventions, discoveries, know-how, material, and software (hereafter "Background Technology") developed prior to the performance of this Agreement by either of the Parties to this Agreement, whether or not patentable, shall reside with the owner thereof. Neither Party shall accrue any rights, title, interests or licenses to the other Party's Background Technology by means of estoppel or otherwise, except for the license to use the other Party's Background Technology to perform the Research.

5.2 **Foreground Intellectual Property.** To the extent any new intellectual property is developed, created or discovered during the performance of this Agreement within the scope of the Research, and by any Party to this Agreement ("New IP"), all rights titles and interests of such New IP shall vest to the inventors of such New IP, and inventorship shall be determined using principles of United States intellectual property laws. Title to New IP conceived or discovered during the performance of this Agreement solely by RUTGERS' Principal Investigators and/or an employee of RUTGERS conducting Research under the direction of RUTGERS' Principal Investigators shall belong to RUTGERS ("RUTGERS New IP"). Title to New IP conceived or discovered during the performance of this Agreement solely by an employee of SPONSOR shall belong to SPONSOR ("SPONSOR New IP"). Title to New IP conceived or discovered jointly during the performance of this Agreement by (i) RUTGERS' Principal Investigators and/or an employee of RUTGERS conducting Research under the direction of RUTGERS' Principal Investigators and (ii) an employee of SPONSOR shall be jointly owned by the Parties ("Joint New IP").

5.3 **Intellectual Property Notification.** RUTGERS shall promptly report any RUTGERS New IP and/or Joint New IP to SPONSOR upon receipt by RUTGERS' Innovation Ventures Office of a completed written disclosure (hereafter the "Initial Disclosure") thereof from the Principal Investigators.

The parties shall, under a mutual agreement, file patent application(s) pertaining to any Joint New IP ("Joint Patent Rights"). Parties shall designate one party as the "Lead Party" and the other party the "Other Party". Lead Party has the authority to take all reasonable actions, to make decisions, and to seek patent protection for Joint New IP, using patent counsel reasonably acceptable to Other Party. Lead Party shall consult with Other Party as to the preparation, filing, prosecution, and maintenance of all Joint Patent Rights reasonably in advance of any deadline and shall give due consideration to any timely and reasonable recommendations made by Other Party. Lead Party shall also provide, or direct patent counsel to provide, Other Party with all serial numbers, filing dates, copies of all applications and patents, and copy Other Party on all

correspondences with patent counsel and the United States Patent & Trademark Office or any counterpart foreign patent offices, as applicable.

5.4 Option to License. RUTGERS shall and hereby grants to SPONSOR an option to negotiate an exclusive license to any patent rights pertaining to RUTGERS New IP and/or an exclusive license to RUTGERS' interest in Joint Patent Rights disclosed to SPONSOR in any Initial Disclosure ("Option Right"). SPONSOR shall then have sixty (60) days after the date(s) of Initial Disclosure(s) ("Option Period") to notify RUTGERS that SPONSOR elects to exercise its Option Right. Upon RUTGERS receipt of SPONSOR's election to exercise its Option Right, the parties shall engage in good-faith negotiations for a period of up to three (3) months ("Negotiation Period") in order to consummate a license agreement for the patent rights pertaining to RUTGERS New IP and/or RUTGERS' interest in Joint Patent Rights to SPONSOR. This Negotiation Period may be extended for another three (3) months by mutual agreement of the parties in writing. In the event SPONSOR elects to exercise its Option Right but the parties do not reach an agreement on the financial terms of such license before the end of Negotiation Period, if SPONSOR requests and at the sole expense of SPONSOR the parties shall appoint an independent reputable mutually agreeable appraisal service to determine the fair market value of such financial terms. If SPONSOR does not elect to exercise its Option Right and/or upon the expiration of the Negotiation Period, RUTGERS shall be free to license RUTGERS New IP and/or RUTGERS' interest in Joint New IP to any third party RUTGERS may desire with no duty of accounting or reporting to SPONSOR.

5.5 Patent Expenses. Each of SPONSOR and RUTGERS shall be responsible for any expenses, including fees associated with the preparation, filing and prosecution of patent applications, maintenance of patents and patent counsel fees (collectively "Patent Expenses") in association with patent rights to each party's solely owned New IP. Patent Expenses pertaining to Joint Patent Rights shall be borne equally by both parties.

5.6 License Terms. Any licenses granted to SPONSOR will provide for and/or permit (i) SPONSOR (and its sub-licensees, if any) to diligently exert its best efforts to introduce products utilizing the licensed technology into public use as rapidly as practicable on commercially reasonable terms; (ii) a royalty to RUTGERS and other consideration that is usual and customary in the trade including reimbursement of Patent Expenses incurred by RUTGERS for exclusively-licensed intellectual property; (iii) termination in the event SPONSOR has not introduced licensed products into public use within a time period commensurate with industry standards; (iv) indemnity and insurance terms based on reasonable standards and comparable practices applicable to licensing agreements for comparable intellectual property between similarly situated parties; (v) for RUTGERS to retain a non-exclusive license for publication, research and internal use purposes only.

ARTICLE 6
INDEMNIFICATION

To the maximum extent permitted by law, SPONSOR hereby agrees to indemnify, defend, and hold harmless RUTGERS and its present and former officers, directors, governing board members, employees, agents, and students from any claim, loss, cost, expense, damage or liability of any kind, including reasonable attorney's fees and expenses, arising out of or connected with SPONSOR's participation in the Research or SPONSOR's use of RUTGERS New IP and Joint New IP.

Notwithstanding anything herein to the contrary, SPONSOR agrees to hold harmless, indemnify and defend RUTGERS from all claims, liabilities, demands, damages, expenses and losses (including reasonable attorney fees and expenses of litigation) arising out of the use by SPONSOR, or by any third party acting on behalf of or under authorization from SPONSOR, of RUTGERS New IP and Joint New IP provided and/or subject to possible license hereunder or out of any use, sale or other disposition by SPONSOR, or by any third party acting on behalf of or under authorization from SPONSOR, including products made or developed as a result of information or materials received from RUTGERS.

ARTICLE 7
DISCLAIMER OF WARRANTIES & LIMITATION OF LIABILITY

RUTGERS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION, ORIGINALITY, OR ACCURACY OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. RUTGERS WILL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY SPONSOR, ANY LICENSEE, OR ANY OTHERS RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

RUTGERS MAKES NO REPRESENTATION OR WARRANTY REGARDING ACTUAL OR POTENTIAL INFRINGEMENT OF PATENTS, COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY OF THIRD PARTIES, AND SPONSOR ACKNOWLEDGES THAT THE AVOIDANCE OF SUCH INFRINGEMENT IN THE DESIGN, USE AND SALE OF PRODUCTS AND PROCESSES RELATED TO THE RESEARCH WILL REMAIN THE RESPONSIBILITY OF SPONSOR.

For the avoidance of doubt, the parties do not intend by the terms of this section to limit each other's available remedies under tort or negligence should either party have a tort or negligence claim against the other.

ARTICLE 8
[INTENTIONALLY OMITTED]

ARTICLE 9
PROVIDED EQUIPMENT

Provided Equipment. SPONSOR shall pay for the following equipment ("Provided Equipment") which shall be ordered by and delivered to RUTGERS for use by the Principal Investigator(s) as part of the Research. During the Period of Performance, SPONSOR shall retain ownership, rights and title to the Provided Equipment and SPONSOR grants RUTGERS all necessary rights and license(s) necessary to allow RUTGERS to use the Provided Equipment solely for the purpose of performance of the Research under the Agreement during the Period of Performance. Regardless of ownership and/or location of the Provided Equipment, all access to RUTGERS' facilities shall be at mutually agreed times and shall be subject to RUTGERS' then-current campus access policies for safety and security, including, but not limited to, access policies & practices applicable to individuals and/or laboratories established for the prevention of the transmission of disease under a pandemic, whether or not such RUTGERS' policies or practices are required by law. RUTGERS shall not be liable to SPONSOR for any wear, depreciation of or damage to the Provided Equipment resulting from RUTGERS' use of the Provided Equipment for the purpose of RUTGERS performance of the Research under this Agreement. At the end of the Period of Performance title and ownership in the Provided Equipment shall be automatically transferred to RUTGERS and RUTGERS shall be the sole owner of the Provided Equipment.

	Provided Equipment
1.	1A shaker (for immersion decellularization) for Dr. Mao's lab
2.	A designated freezer (-80C) (small or used) for Dr. Mao's lab, if and when needed
3.	A designated CO2 cell culture incubator (new or refurbished) for Dr. Mao's lab, if and when it is needed
4.	Two Gel based 3D printers for 3D printing of early samples and final products (Cellink BioX) for Dr. Freeman's lab
5.	Two strain bioreactors for Dr. Freeman's lab

ARTICLE 10
TERMINATION

10.1 General. This Agreement will begin upon the Effective Date and will terminate at the end of the period specified in Section 1.2, unless extended or sooner terminated in accordance with the provisions of this Article.

This Agreement may be terminated by SPONSOR at any time and for any reason providing ninety (90) days written notice to RUTGERS of such termination. RUTGERS may terminate the Agreement without asserting SPONSOR's breach by providing both (a) ninety (90) days written notice to SPONSOR and (b) reasonable demonstration that RUTGERS' continued engagement

under the Agreement would be any of (i) detrimental to RUTGERS' fundamental research or educational mission, (ii) damaging to RUTGERS' reputation or standing as an educational or research institution, and/or (iii) no longer contributing to the general advancement of research and information for the benefit of human society generally and/or the environment. No less than ten (10) business days before exercising such right to terminate, the party initiating termination of the Agreement will provide notice to the Principal Investigators/Technical Representative(s) of the other party of such intent to terminate and upon such notice both parties will make a reasonable good faith attempt to come to a mutual agreement on measures to address the circumstances giving rise to the decision to terminate in a manner that preserves the Agreement to the extent practicable.

If SPONSOR fails to meet any of its obligations under this Agreement and fails to remedy any such failure within thirty (30) days after receipt of written notice thereof, RUTGERS shall have the option of terminating this Agreement upon written notice thereof. In the event RUTGERS fails to meet its obligations under this Agreement and fails to remedy any such failure within thirty (30) days after receipt of written notice thereof, SPONSOR will have the option of terminating this Agreement upon written notice thereof, and such right to terminate shall be SPONSOR's sole remedy at law or in equity.

Upon termination of this Agreement, SPONSOR shall be obligated to pay (to the extent not previously paid) RUTGERS for (i) all performance of the Research (including associated costs and expenses) completed or incurred up to the date of termination; and (ii) salary & compensation for the first two years of the Period of Performance for postdoctoral researchers ("post-docs") hired by RUTGERS solely for the purpose of conducting the Research, provided that (i) the cumulative reimbursement responsibility of the SPONSOR may not exceed the Total Fee committed for Research funding under this Agreement; (ii) in the event of an early termination of the Agreement, RUTGERS shall make reasonable good faith effort to cancel in whole or in part expenses and commitments that will not be used for the Research; and (iii) SPONSOR agrees that at some reasonable time before the beginning of the third year of the Period of Performance, SPONSOR will engage in good faith discussion with RUTGERS to come to mutual agreement on any funding commitment terms that may be necessary to secure the participation of effectively performing RUTGERS' personnel for the third year of the Period of Performance. If, on termination of the Agreement, the amount of the fees paid by SPONSOR to RUTGERS exceeds the amount obligated by SPONSOR hereunder, RUTGERS will refund to SPONSOR the amount of the excess paid.

Termination or expiration of this Agreement, for reasons other than an unremedied failure to meet the material obligations under this Agreement, will not affect the rights and obligations of the parties accrued prior to termination.

ARTICLE 11
NOTICE

Notice. Any notice or report required or permitted to be given under this Agreement shall be deemed to have been sufficiently given for all purposes if sent by first class certified or registered mail or if delivered by express delivery service to the following addresses of either party:

If to RUTGERS:
Office for Research
Rutgers, The State University
33 Knightsbridge Road, 2nd Floor East
Piscataway, New Jersey 08854 U.S.A.
Attn: Executive Director, Research Contract Services

If to SPONSOR:
Atelier Meats Corp.
666 Burrard Street, Suite 500
Vancouver, British Columbia
V6C 3P6, CANADA
Attn: Rahim Rajwani

ARTICLE 12
GENERAL

12.1 Survival. The Following provisions will survive the expiration or termination of this Agreement: Section 1.5 (Technical Reports); Article 3 (Publication); Article 4 (Confidentiality); Article 5 (Intellectual Property); Article 6 (Indemnification); Article 7 (Warranties); Section 12.1 (Choice of Law); Section 12.5 (Equipment); and Section 12.6 (Publicity).

12.2 Governing Law. The validity and interpretation of this Agreement and the legal relations of the parties to it will be governed by the laws of the State of New Jersey applicable to the agreements entered into, and to be fully performed, in the State of New Jersey, without regard to its conflict of laws provision.

12.3 Entire Agreement; **Modifications.** No change, modification, extension, termination, or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

12.4 Assignment. This Agreement is not assignable by either party without the prior written consent of the other party which shall not be unreasonably withheld except that SPONSOR may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another organization or other change of control transaction without RUTGERS' consent, provided that SPONSOR's assignee is able and agrees in an executed writing to accept and assume all of SPONSOR's obligations under this Agreement. Any and all assignments not made in accordance with this Section 12.3 are void.

12.5 Independent Contractor. For the purposes of this Agreement an all services to be provided hereunder, each party is, and will be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, which is binding on the other party, except as may be explicitly provided for herein or authorized by the other party in writing.

12.6 Equipment. Except as expressly set forth herein and as specifically set forth in Article 9, RUTGERS shall retain title to all equipment and supplies purchased and/or fabricated by it with funds provided by SPONSOR under this Agreement.

12.7 Publicity. Neither party shall use the name or trademarks of the other party, nor of any member of the other party's staff, in connection with any publicity without the prior written approval of the other party, which shall not be unreasonably withheld, RUTGERS acknowledges and agrees that SPONSOR may become a publicly listed company on a stock exchange and may be required to disclose the details of its engagement with RUTGERS. SPONSOR acknowledges and agrees that any use of RUTGERS' trademarks, brand, logotype, and/or other visual identifiers for any purpose and all RUTGERS' endorsements require advance review and approval by RUTGERS' University Communications and Marketing Department of Rutgers' Department of External Affairs (https://communications.rutgers.edu. The foregoing prohibition on non-consented publicity shall not include RUTGERS internal documents, annual reports and databases which are available to the public and which identify the existence of the Research by title, name of Principal Investigator(s), sponsor, period of funding, amount of award, and an abstract of project.

12.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the parties will negotiate in good faith revisions to the provision that may be required in order to render it valid and enforceable. In the even the parties are unable to agree to new or modified terms, the remainder of this Agreement will not be affected thereby if capable of performance in the absence of the invalid or unenforceable provision(s).

12.9 Non-waiver. The waiver of or acquiescence by any party to any terms or provisions hereunder, or the failure of any party to insist upon compliance with any warranty, certification, representation, agreement term or condition in this Agreement, will not constitute a waiver of any subsequent waiver, acquiescence, default or failure, whether similar or dissimilar.

12.10 Conflict Between Research (Exhibit A – Scope of Work) and Agreement. In the event of conflict between the provisions of the Research program and this Agreement, the Research program will prevail with respect to matters of science and safety. In all other matters the provisions of this agreement will prevail.

12.11 Force Majeure. No party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from cause beyond its reasonable control, including, without limitation, acts of God, fires, strikes, pandemics, acts of war or intervention of any government authority, but any such delay or failure shall be remedied by such party as soon as practicable. If a Force Majeure precludes completion of a party's obligations hereunder in a commercially reasonable manner and/or without unreasonable burden on such party, the party

suffering the Force Majeure may terminate the Agreement without penalty upon reasonable notice to the other party, taking into consideration the applicable circumstances of the Force Majeure.

12.12 Miscellaneous. The Article headings are provided for convenience and are not to be used in construing this Agreement. All reference to Articles or Sections will be deemed to refer to the Articles and Sections of this Agreement, and all titles to Articles or Sections are solely for convenience and do not constitute a substantive part of this Agreement. All Appendices and Exhibits referenced herein and attached hereto are incorporated into this Agreement. Words importing the singular include the plural and vice versa. Words importing one gender include both genders and references to persons include bodies corporate and noncorporate. The term "including" will be deemed to mean "without limitation of any kind" whenever used in this Agreement, the Appendices and Exhibits.

12.13 Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to the Research and any intellectual property, including the New IP and supersedes and replaces any prior or contemporaneous understandings or agreements of the parties with respect to the subject matter of this Agreement.

12.14 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile, electronic or email signature will be deemed sufficient to constitute an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

RUTGERS, THE STATE UNIVERSITY	**ATELIER MEATS CORP.**
DocuSigned by: Melissa Matsil, J.D.	[signature]
Authorized Signature	Authorized Signature
Melissa L. Matsil, J.D.	Rahim Rajwani
Name	Name
Executive Director, Research Contract Services	CEO
Title	Title
3/1/2022	March 1, 2022
Date	Date

DS
aLa

DR00018463

EXHIBIT A

SCOPE OF WORK

Project title: **Make Lab-Cultivated Textured Meats**

Principal Investigators: **Yong Mao, Ph.D. and Joseph Freeman, Ph.D.**

BACKGROUND

Due to the environmental burdens such as global greenhouse gas emissions and vast land use caused by conventional meat production [1], alternative ways to produce meats have become inevitable in the foreseeable future. In recent years, lab-cultivated meat (cultured meat) has gained tremendous attention as an alternative. Cultured meat has great potential to reduce environmental impact generated by conventional meat production [2]. To make lab-cultivated meats, proper cells (muscle and fat cells), scaffolds, culturing media and systems (bioreactor) are key requirements. Currently, many research labs have been working on innovative ways to make cultured meats and the emerging cultured meat industry is booming with the advancement of technologies. While progress has been made, sustainable cell sources, cost-effective culturing media/systems and texture-providing scaffolds remain challenges for cultured meats as an industry [3].

This proposal has three main goals: 1. Develop scaffolds with tissue texture using a proprietary technology (Atelier Meats); 2. Develop sustainable cell sources; 3. Design bioprocesses to make textured meats

TIMELINE

All of the work proposed will take three years to complete. Therefore, the timeline has been divided into 3-month (Quarter) intervals. Milestones/checkpoints are set in the timeline to evaluate the project progress and seek alternatives if necessary. The anticipated times for the completion of each task are described in "TASKS" section below.

			1Q1	1Q2	1Q3	1Q4	2Q1	2Q2	2Q3	2Q4	3Q1	3Q2	3Q3	3Q4
		Biosafety protocol												
		Acquire & decellularize cow placental tissues												
	Checkpoint 1	Characterize decellularized placental tissues												
GOAL 1		Fabricate ECM scaffolds with decellularized placental tissues												
		Isolate primary skeletal muscle cells and adipocytes from bovine tissues												
		Culture and characterize primary cells												
	Checkpoint 2	Isolate and characterize umbilical stem cells												
		Lineage specific differentiate umbilical stem cells												
		Explore the benefits of culturing primary or stem cells with ECM												
		Culture and deliver fat cells in collagen gel or ECM gel												
GOAL 2	Checkpoint 3	Culture and differentiate primary myocytes in decelled placental tissue scaffold in a bioreactor												
	Milestone 1	POC: Culture primary muscle cells in decelled placental tissue scaffold and differentiate them into muscle fibers then seed fat cells carried by gels to the scaffold												
	Checkpoint 4	Develop protocols for differentiating mature myocytes and adipocytes from umbilical stem cells												
		Culture muscle cells and fat cells separately in fabricated patterned ECM scaffolds												
		Culture muscle cells and fat cells together in fabricated patterned ECM scaffolds												
GOAL 3	Milestone 2	POC:Assemble and culture muscle cells and fat cells differentiated from umbilical stem cells in fabricated patterned ECM scaffolds												

GOALS and TASKS

Goal 1: Make textured ECM scaffolds

In order to support cells to live in a meat (3-dimensional) configuration, scaffolds are needed. Currently, hydrogels and fabricated synthetic scaffolds are often used as scaffolds to assemble lab

cultured meats. However, such scaffolds may lack the texture of the tissues and the myocytes cultured in those scaffolds are unlikely to differentiate into mature muscle fibers. To overcome these limitations, a decellularized tissue scaffold will be developed in this proposal. To achieve this goal, three specific tasks are proposed as followed.

Task 1.1: Make decellularized placental tissues

Biosafety protocol for processing bovine placenta will be prepared and submitted to Rutgers Environmental Health & Safety (REHS) for review and approval.

Bovine placenta will be obtained from a farm affiliated with Rutgers University.

Bovine placental (placentome) tissues will be cleaned and cut into individual cotyledons. The individual cotyledons will be cleaned and immersed in disinfectant solutions for 1 h and washed with copious amount of saline. The "sterilized" cotyledon tissues will be used for decellularization immediately or immersed in 50% glycerol for overnight and freeze at -80°C for storage.

The decellularization will be carried out with one cotyledon tissue at a time. Immersion decellularization methods will be developed from published protocols [4, 5].

The residual DNA in the decellularized tissues will be determined using Picogreen assay. If the remaining DNA is above 50 ng/g tissue, the decellularization methods will be modified to achieve the removal of DNA to below 50 ng/g tissue. As an alternative, to improve the efficacy of decellularization, the cotyledon tissue may be cut into smaller tissue pieces and/or grinded to a pulp for decellularization following the decellularization protocol (Atelier Meats).

Time needed: up to 9 months

Task 1.2: Characterize decellularized placental tissues

To evaluate the decellularized tissue, the removal of DNA and the integrity of extracellular matrix (ECM) will be monitored using well established assays in Dr. Mao's lab: removal of DNA (digestion of tissue and picogreen assay), integrity of ECM (differential scanning calorimetry and collagenase assay), ECM composition (collagen, fibronectin, laminin, elastin, GAGs western blotting, ELISA and immunostaining), preservation of growth factors (multiplex analysis).

Checkpoint 1_Acceptance criterion: Decellularized placental tissue is acceptable with residual DNA lower than 50ng/g tissue, absence of cellular components and with un-crosslinked or un-degraded ECM proteins.

Time needed: up to 9 months and the Checkpoint 1 is at the end of 9th month

Task 1.3: Fabricate ECM scaffolds with decellularized placental tissues. Scaffolds will be evaluated on their ability to support stem cell, myoblast, fibroblast, and adipocyte development and mechanical properties over extended time periods

a. Thin ECM slices (with and without collagen gel). Decellularized placental tissue will be cut into 30 mm long scaffolds with uniform width (10 mm) and varying thickness (1-5mm). Each cell type will be seeded onto the scaffolds at a density of 100,000 cells/scaffold. Half of the scaffolds will include a collagen gel (added by soaking

under vacuum) as many muscle studies use collagen gels as a matrix. Scaffolds will be added to a strain bioreactor under various amounts of strain.

b. Thick ECM tissues with tunnels for nutrient/waste transport (with and without collagen gel). Decellularized placental tissue will be cut into 30 mm long scaffolds with uniform width (10 mm) and varying thickness (5-10mm). Sharp 19 gauge needles will be used to create an array of tunnels (2mm apart from each other) horizontally and vertically in the scaffolds. The horizontal tunnels will be used to seed each cell type throughout the scaffold at a density of 200,000 cells/scaffold. Half of the scaffolds will include a collagen gel (added by soaking under vacuum) as many muscle studies use collagen gels as a matrix.

c. Micronize or particulate decellularized placental tissues in gels for 3D printing (patterned and randomly organized). Sliced pieces of placenta will be freeze dried and ground into particles (≤500μm in diameter). The particles will be placed into collagen or gelatin with cells (myoblasts, adipocytes, or fibroblasts) and printed into strips of increasing thickness.

d. Micronize or particulate decellularized placental tissues in electrospun nanofibers. The particles in the previous task will be added to polycaprolactone solutions and electrospun into nanofiber scaffolds.

e. 3D printed, ground decellularized placental tissue. Ground placenta with the different cell types will be 3D printed into strips of various thickness as described earlier. They will be crosslinked by the addition of microbial transglutaminase or the addition of gelatin methacrylate and UV light or alginate and calcium chloride.

f. All samples made from each fabrication procedure will be seeded with combinations of one, two, and three cell types. Constructs will be placed into a strain bioreactor and placed under various amounts of strain/minute. The culture media will be varied in order to find the best media for each combination of cells. This includes adding media in the gels when printing. The final scaffolding technique will be chosen based on cell viability, cell differentiation, myotube alignment, and myotube and fat density and distribution.

<u>**Goal 2: Identify and develop sustainable cell sources**</u>

Primary bovine muscle cells and fat cells are ideal cells to grow marbled beef. However, primary cells will undergo dedifferentiation (loss the original phenotype) during expansion in vitro under standard cell culturing condition and primary cells have limited capability for doubling in vitro before entering senescence. These limitations restrict the usage of the primary cells as a sustainable cell source. In this proposal, bovine umbilical stem cells will be explored for its potential as a sustainable cell source for cultured meat.

<u>Task 2.1:</u> Isolate primary skeletal muscle cells and adipocytes from bovine tissues.

Fresh bovine muscle and fat tissues will be obtained from FarmtoPharm LLC. The isolation of skeletal muscle cells and fat cells will be performed following the published protocols [6, 7].

a. Isolation of myoblasts. Briefly, mononuclear cells will be dissociated from bovine muscle tissue by collagenase digestion. A highly myogenic population will be isolated using flow cytometry with the cell surface markers CD56 and CD82. The myogenic ability of these cells will be verified using an in vitro fusion assay [7, 8].
b. Isolation of adipocytes. Briefly, bovine fat tissues will be minced and transferred to tubes containing 1 mg/mL Collagenase (2.5 mL collagenase solution/gram of fat tissue). After digestion at 37°C for 1 h, passing the digested tissue through cell strainer to collect cells. Collected cells will be washed for three times with medium and resuspended in DMEM:F12 with 5% FBS and BSA. Adipocytes will be cultured in a suspension with supplemental growth factors [6].

The isolation and characterization methods of bovine muscle cells and fat cells will be optimized from above published protocols.

Time needed: up to 9 months for isolation and characterization of both primary cells. Culturing muscle cells in decellularized scaffolds and fat cells in gel will need additional 6 months.

Task 2.2: Isolate and characterize stem cells from bovine umbilical cord tissue

a. Bovine umbilical cord tissue will be obtained from a farm affiliated with Rutgers University. The isolation protocols will be adapted from published procedures [9-11]. Briefly, umbilical cord (UC) tissue will be obtained from a new birth at a farm affiliated with Rutgers. Wharton's jelly will be prepared and cleaned from the UC tissues and then cut into pieces (1 mm^3) and digested with 0.1% collagenase type IV for 15 min at 37°C. The suspension will be filtered through a cell strainer. Cells collected will be washed and resuspended to DMEM complete medium (containing 10% FBS) and seeded into plates, incubated at 37°C with 5%CO_2 [10]. Adherent cells will be subcultured and characterized flow cytometry with cell surface markers (positive for at least one or more of these markers CD10, CD13, CD29, CD105, CD29, CD73, CD 90, CD200 markers and negative for CD45 and CD34) [9].
b. The doubling potential (passages) of isolated UC stem cells will be determined and the colony forming ability of cells at different passages will be evaluated following the procedure described [9].
c. The differentiation potential of UC stem cells at different passage numbers will be determined following protocols as described [9].

Time needed: up to 9 months and the Checkpoint 2 is at the end of 9th month

Task 2.3: Differentiation of umbilical stem cells to mature myocytes and adipocytes

Multiple differentiation protocols will be used to differentiate the stem cells towards muscle- or fat-lineages. Refining and further development of the differentiation protocols are needed to drive the differentiation to the mature myocytes or adipocytes. These differentiated myocytes or adipocytes will be compared with primary muscle cells and fat cells.

a. Develop protocols for terminally differentiating the stem cells to myocytes and adipocytes. Published protocols will be evaluated and refined to drive the linage-specific differentiation of stem cells to mature cells. Optimize the differentiation efficiency.

b. Compare the terminally differentiated myogenic stem cells with primary myocytes using in vitro fusion assay.
c. The production of lipids changes during cell differentiation [12]. For example, the terminally differentiated adipocytes (from white fat) have high content of triglyceride. Compare the terminally differentiated adipogenic stem cells with primary adipocyte by lipidomics analysis (Consulting experts in lipidomics is needed).

Time needed: completion of this portion of study requires a longer time. It is estimated to achieve the differentiation to mature cells at 24 months after the initiation of cell isolation. The Checkpoint 4 is at the end of 24th month.

Task 2.4: Explore cost-effective cell culturing conditions

Placental tissue is enriched with growth factors. Decellularized placental tissue may contain growth factors supporting myocyte growth. To test this hypothesis, the viability and functionality of myocytes cultured in the presence of ECM scaffolds will be evaluated in culturing media with reduced FBS.

Culture myocytes using the cost-effective culturing conditions published in the literature. Modify and improve identified cost-effective culturing conditions.

Time needed: up to 18 months

Goal 3: Make lab-cultivated textured meats

Task 3.1: Culture and differentiate primary myocytes in decellularized placental tissue scaffold in a bioreactor

Muscle fibers formed by differentiated myocytes contributes to the meat texture. In this task, primary myocytes will be cultured on decellularized scaffolds. A bioreactor which allows the efficient medium perfusion and exchange will be developed. The proliferation of myocytes on the scaffolds will be studied. Once fully populated, the differentiation of myocytes will be induced by differentiation culture conditions and appropriate amounts of strain. These conditions will be developed in Task 1.3. The formation of muscle fibers will be verified histology and fluorescence imaging.

Time needed: up to 12 months and the Checkpoint 3 is at the end of 12th month

Task 3.2: Seed muscle cells and fat cells to the same scaffold

Optimize a gel configuration to maintain and carry fat cells. Seed the fat cells to decellularized scaffolds populated with muscle fibers (achieved from Task 3.1). Explore the formulation of culturing media which supports the viability of both muscle cells and fat cells.

Time needed: up to 18 months and the outcome of this Task is the proof-of-concept milestone, which is at the end of 18th month.

Task 3.2: Seed muscle cells and fat cells to patterned ECM scaffolds. The technique used here will depend on the outcomes from Task 1.3

a. If the 3D printing step is successful in producing aligned myofibers, 3D printing muscle cells and fat cells to designed pattern using ECM inks
b. If the nanofiber technique is successful in producing aligned myofibers, we will seed muscle cells and fat cells to designated patterns within scaffolds of particulate placental tissues in electrospun nanofibers
c. If printing the ground placenta tissue technique is successful in producing aligned myofibers, we will use that technique to 3D print patterned muscle and fat cells.
d. If injection of gels with cells into a fibrous scaffold is most successful, we will inject gels with muscle cells and fat cells to designated patterns within scaffolds.

REFERENCES

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